Exhibit 3.1

CERTIFICATE OF INCORPORATION

of

PROKIDNEY CORP.

The undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”), does execute this Certificate of Incorporation and hereby certifies as follows:

1.           Name.  The name of the Corporation is ProKidney Corp. (the “Corporation”).

2.           Address; Registered Office and Agent.  The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808 and the name of its registered agent at such address is the Corporation Service Company.

3.           Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.           Capitalization.

4.1         The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,250,000,000 shares, consisting of: (i) 1,200,000,000 shares of common stock, divided into (a) 700,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”) and (b) 500,000,000 shares of Class B common stock, with the par value of $0.0001 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) 50,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).

4.2         Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any of the Common Stock, Class A Common Stock, Class B Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any of the Common Stock, Class A Common Stock, Class B Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(i)          in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding shares of Class B Common Stock, together with the corresponding Common Units, pursuant to the Exchange Agreement and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock; and

(ii)         in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights.

5.           Classes of Shares.  The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:

5.1          Common Stock.

(i)          Voting Rights.

(1)          Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote or consent thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.

(2)          (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, conversion, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is adverse as compared to the Class B Common Stock and (b) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, conversion, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is adverse as compared to the Class A Common Stock.

(3)          Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(ii)         Dividends; Stock Splits or Combinations.

(1)          Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine, and shall share equally on a per share basis in such dividends.

(2)          Except as provided in Section 5.1(ii)(3) with respect to stock dividends, dividends of cash or property shall not be declared or paid on shares of Class B Common Stock.

(3)          In no event will any stock dividend, stock split, reverse stock split, combination of stock, subdivision of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Common Units.  Stock dividends with respect to each class of Common Stock may only be declared and paid with shares of stock of the same class of Common Stock.

(iii)        Liquidation. Subject to applicable law, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of any outstanding series of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu with the holders of outstanding shares of Class B Common Stock, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock.  Without limiting the rights of the holders of the outstanding shares of Class B Common Stock to exchange their shares of Class B Common Stock, together with the corresponding Common Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of outstanding shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof (which such payment shall be pari passu with the holders of outstanding shares of Class A Common Stock), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2         Preferred Stock.  The Board is hereby expressly authorized, subject to any limitations prescribed by the General Corporation Law, by resolution or resolutions, at any time and from time to time, to provide, out of the authorized but unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting powers (whether none, limited or full) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. The powers, including voting powers (whether none, limited or full), preferences and relative, participating, optional and other special rights, if any, of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

6.           Class B Common Stock.

6.1         Retirement of Class B Shares. No holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of Common Units to the same person in accordance with the provisions of the LLC Agreement. If any outstanding share of Class B Common Stock ceases to be held by a holder of the corresponding Common Unit, as set forth in the books and records of ProKidney Holdings, LLC, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and retired, and any purported transfer of Class B Common Stock which does not include the simultaneous transfer of a corresponding number of such holder’s Common Units to such transferee or is otherwise not in accordance with the LLC Agreement and/or Exchange Agreement, as applicable, shall be null and void and such transferee shall not obtain any rights in and to such shares of Class B Common Stock, nor shall such transferee be recognized by the Corporation’s transfer agent.

6.2         Reservation of Shares of Class A Common Stock.  The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Paired Interests, the number of shares of Class A Common Stock that are issuable upon conversion of all outstanding Paired Interests, pursuant to the Exchange Agreement.  The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Paired Interests will, upon issuance, be validly issued, fully paid and non-assessable.

6.3         Taxes.  The issuance of shares of Class A Common Stock upon the exercise by holders of Common Units of their right under the Exchange Agreement to exchange Paired Interests for shares of Class A Common Stock will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Paired Interests being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

6.4         Preemptive Rights. To the extent Common Units are issued pursuant to the LLC Agreement to anyone other than the Corporation or a wholly owned subsidiary of the Corporation, an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) shall to the fullest extent permitted by law be issued to the same Person to which such Common Units are issued at par value.

7.           Board of Directors.

7.1         Number of Directors.

(i)          Unless and except to the extent that the By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot.  Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Certificate of Incorporation, initially be eight (8) and (b) thereafter, shall be determined exclusively by one or more resolutions adopted from time to time by the Board. The initial Directors of the Board are listed below:

Pablo Legorreta	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103

Bruce Culleton, M.D.	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103

Uma Sinha, Ph.D.	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103

William F. Doyle	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103

Alan M. Lotvin, M.D.	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103

Brian J. G. Pereira, M.D.	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103

Jennifer Fox	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103

José Ignacio Jiménez Santos	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103

(ii)         During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of Directors of the Corporation fixed pursuant to Section 7.1(i) hereof shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the certificate of designation for the series of Preferred Stock and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such directorship terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly, but in no case to less than the number of directors fixed pursuant to Section 7.1(i) hereof.

7.2         Staggered Board.  The Board (other than Preferred Stock Directors) shall be divided into three (3) classes, apportioned to consist of, as nearly as possible, one-third of the total number of directors, designated Class I, Class II and Class III.  Class I Directors shall initially serve until the first annual meeting of stockholders following the effective time of this Certificate of Incorporation; Class II Directors shall initially serve until the second annual meeting of stockholders following the effective time of this Certificate of Incorporation; and Class III Directors shall initially serve until the third annual meeting of stockholders following the effective time of this Certificate of Incorporation.  Each Director of each class, the term of which shall then expire, shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected.  In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned to consist of, as nearly as possible, one-third of the total number of directors in the sole discretion of the Board.  As of the effective time of this Certificate of Incorporation, (i) the Class I Directors are William F. Doyle, Alan M. Lotvin, M.D., Brian J. G. Pereira, M.D., (ii) the Class II Directors are Jennifer Fox and José Ignacio Jiménez Santos and (iii) the Class III Directors are Bruce Culleton, M.D., Pablo Legorreta and Uma Sinha, Ph.D.  In the event of any change in the number of directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes so that each class is apportioned to consist of, as nearly as possible, one-third of the total number of directors in each class, as determined necessary in the sole discretion of the Board.  In no event will a decrease in the number of Directors shorten the term of any Director then in office.

7.3         Vacancies and Newly Created Directorships.  Subject to any limitations imposed by applicable law and the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders.  Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal.  In no event will a decrease in the number of Directors shorten the term of any Director then in office.

7.4         Removal of Directors.  Subject to any limitations imposed by applicable law, except for Preferred Stock Directors, any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

8.           Meetings of Stockholders.

8.1         Action by Written Consent.  Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, may be effected by the consent or consents (setting forth the action so taken) of the holders of the outstanding shares of Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, consenting together as a single class in lieu of a duly called annual or special meeting of holders of Class B Common Stock; provided, further, that any action required or permitted to be taken by the  holders of any or all series of Preferred Stock voting separately as a series of Preferred Stock or separately as a class of Preferred Stock (including with respect to any such action specified in the Certificate of Incorporation or any certificate of designation relating to any series of Preferred Stock) may be effected by the consent or consents (setting forth the action so taken), of the holders of outstanding shares of the relevant class or series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

8.2         Meetings of Stockholders.

(i) An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, or, if so determined by the Board in its sole discretion, at no place (but rather by means of remote communication), as the Board shall determine from time to time.

(ii) Subject to any special rights of the holders of any outstanding series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting, and the Board shall have exclusive authority to determine the business included in such notice pursuant to the procedures provided in the By-laws. Subject to applicable law, the chairperson of the Board, the chief executive officer or the Board may postpone, reschedule or cancel any special meeting of the stockholders previously called by such persons. The ability of holders of Common Stock to call a special meeting of the stockholders is hereby specifically denied.

(iii) Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

8.3          No Cumulative Voting; Election of Directors by Written Ballot.  There shall be no cumulative voting in the election of Directors. Unless and except to the extent that the By-laws shall so require, the election of the Directors need not be by written ballot.

9.          Indemnification.

9.1         Limited Liability.  No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended.  Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

9.2         Right to Indemnification. To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) the Directors and officers of the Corporation; provided, however, that the Corporation shall not be required to indemnify (or advance expenses to) any Director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the General Corporation Law or any other applicable law or (iv) such indemnification is required to be made pursuant to the Corporation’s By-laws. If applicable law is amended after approval by the stockholders of this Article 9 to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or an officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article 9 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director or officer under this Article 9 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

9.3         Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the General Corporation Law.

9.4         Nonexclusivity of Rights.  The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire.

10.        Adoption, Amendment or Repeal of By-Laws.  In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, adopt, alter, amend, change, add to, rescind or repeal, in whole or in part, the By-laws. Any of the foregoing shall require the approval of a majority of the Board. The stockholders shall also have power to make, adopt, alter, amend, change, add to, rescind or repeal, in whole or in part, the By-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

11.         Adoption, Amendment and Repeal of Certificate.  Subject to Article 5, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended.  Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Sections 7.2,  7.3 and 7.4 of Article 7, Sections 8.1 and 8.2 of Article 8 or Article 9, 10, 11, 12 or 15 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty-six and two-thirds percent (66 and 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, at a meeting of the stockholders called for that purpose.

12.         Forum for Adjudication of Disputes.

12.1       Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against the Corporation or any current or former Director, officer or other employee of the Corporation arising out of or pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws (as each may be amended from time to time); (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws of the Corporation (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and/or (F) any action or claim against the Corporation or any current or former Director, officer or other employee of the Corporation governed by the internal affairs doctrine or an “internal corporate claim” as defined in Section 115 of the General Corporation Law, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. This Article 12 shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

12.2       If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

12.3       Notwithstanding the foregoing provisions of this Article 12, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation (including any successor), its officers and Directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

12.4       To the fullest extent permitted by applicable law, any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 12.

13.         Sole Incorporator.  The name and mailing address of the sole incorporator of the Corporation is Todd C. Girolamo, c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103.

14.         Severability.  If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

15.         Corporate Opportunity.  To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or Directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the Directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the Directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a Director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the Director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

16.         Restricted Stock Rights. In connection with the transactions contemplated by the Business Combination Agreement, the Corporation has issued one or more series of restricted stock rights evidencing the right to receive share(s) of Class B Common Stock in the future, the settlement of which is subject to vesting, forfeiture and cancellation for no consideration and other restrictions, in each case, as determined in the Corporation’s sole discretion (“Restricted Stock Rights” and the holder thereof, an “RSR Holder”).  Each RSR Holder shall have the economic rights and entitlements in respect of its Restricted Stock Right(s) as determined by the Corporation in its sole discretion; provided that, no RSR Holder shall have any right to receive any dividend, distribution or other payment of any kind with respect its Restricted Stock Right(s) or the share(s) of Class B Common Stock issuable in respect of its Restricted Stock Right(s) upon the achievement of applicable vesting events, in each case, unless and until certain applicable vesting events set forth in the Business Combination Agreement have been achieved, in each case, as determined by the Corporation in its sole discretion.

17.         Facts Ascertainable.  When the terms of this Certificate of Incorporation refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder of the Corporation upon a request therefor.

18.         Definitions.  As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a)          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation (including any representatives of such stockholder serving on the Board).

(b)          “Board” is defined in Section 5.1(ii)(1).

(c)          “Business Combination Agreement” means the Business Combination Agreement dated as of January 18, 2022, by and between Social Capital Suvretta Holdings Corp. III (as predecessor-in-interest to the Corporation) and ProKidney LP (as predecessor-in-interest to ProKidney Holdings, LLC).

(d)          “By-laws” is defined in Section 7.1.

(e)          “Certificate of Incorporation” is defined in the recitals.

(f)          “Class A Common Stock” is defined in Section 4.1.

(g)          “Class B Common Stock” is defined in Section 4.1.

(h)          “Common Stock” is defined in Section 4.1.

(i)          “Common Unit” means a unit of limited liability company interest in ProKidney Holdings, LLC designated as a Common Unit pursuant to the LLC Agreement.

(j)          “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(k)          “Corporation” means ProKidney Corp.

(l)          “Director” is defined in Section 7.1.

(m)         “Enforcement Action” is defined in Section 12.2.

(n)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)          “Exchange Agreement” means the Amended and Restated Exchange Agreement, dated as of July 1, 2025, by and among the Corporation, ProKidney Holdings, LLC and certain holders of interests in ProKidney Holdings, LLC party thereto.

(p)          “Foreign Action” is defined in Section 12.2.

(q)          “General Corporation Law” is defined in the premable.

(r)          “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of ProKidney Holdings, LLC, dated as of July 1, 2025, by and among the Corporation, the Post-Combination LLC Members and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(s)          “Paired Interest” means one Common Unit together with one share of Class B Common Stock, subject to adjustment pursuant to the LLC Agreement.

(t)          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(u)          “Post-Combination LLC Members” means holders of Common Units that are party to the LLC Agreement from time to time.

(v)          “Preferred Stock” is defined in Section 4.1.

(w)          “Preferred Stock Directors” is defined in Section 7.1.

(x)          “ProKidney Holdings, LLC” means ProKidney Holdings, LLC, a Delaware limited liability company or any successor thereto.

(y)          “Restricted Stock Rights” is defined in Section 16.

(z)          “RSR Holder” is defined in Section 16.

(aa)        “Stock Adjustment” is defined in Section 5.1(ii)(3).

19.         Effective Date and Time.  This Certificate of Incorporation shall be effective on July 1, 2025, at 10:00 a.m. Eastern Time.

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IN WITNESS WHEREOF, the incorporator hereinabove named makes and files this Certificate of Incorporation of ProKidney Corp. and does hereby declare and certify that said instrument is his act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation.

By:	/s/ Todd C. Girolamo
Name: Todd C. Girolamo
Title: Sole Incorporator

[Signature Page to Certificate of Incorporation]